Exhibit 21

Airgas, Inc. and Subsidiaries

Corporation Name	Domicile

Airgas, Inc.	DE
Airgas Canada Inc.	Canada
Airgas Carbonic, Inc. dba Airgas Dry Ice	DE
Airgas Data, LLC	DE
Airgas Logistics S.A. de C.V.	Mexico
Airgas Medical Services, Inc.	DE
Airgas Merchant Gases, LLC	DE
Airgas On-Site Safety Services, Inc.	DE
Airgas-Refrigerants, Inc.	DE
Airgas, S.A. de C.V.	Mexico
Airgas Safety, Inc.	DE
Airgas Sakhalin Holdings, LLC	Russia
Airgas Sakhalin, LLC	Russia
Airgas Specialty Gases, Inc.	TX
Airgas Specialty Products, Inc.	DE
Airgas USA, LLC	DE
Airgas West, S. de R.L. de C.V.	Mexico
Red-D-Arc B.V.	UK
Red-D-Arc Limited	UK
Nitrous Oxide Corp. dba Airgas Nitrous Oxide	DE
Radnor Funding Corp.	DE
Red-D-Arc, Inc.	NV
Red-D-Arc (Netherlands) B.V.	Netherlands
Red-D-Arc (FR) S.A.S	France
Red-D-Arc (U.K.) Limited	UK
Red-D-Arc Limited	Canada
Red-D-Arc, S.A. de C.V.	Mexico
Tool Plus, Inc.	CA
WorldWide Welding, LLC	DE